EXHIBIT (F-1)

                                              February 20, 2001


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


		Re: Consolidated Natural Gas Company
		       File Number 70-9841


Dear Sirs and Madams:

	This opinion is furnished to the Securities and Exchange Commission (the "Commission") with respect to the transactions proposed by Consolidated Natural Gas Company (the "Company") in the Declaration at File No. 70-9841, as amended (the "Declaration"), filed under the Public Utility Holding Company Act of 1935 (the "Act"). The Declaration has been filed in connection with proposed amendments (the "Amendments") to the Indenture, dated as of May 1, 1971, between the Company and The Chase Manhattan Bank, as successor Trustee (the "1971 Indenture"). The Amendments would remove certain covenant restrictions in the 1971 Indenture and are described in detail in the Declaration.

      In the Declaration, the Company requests (i) authority pursuant to Sections 6(a)(2) and 7(e) of the Act to implement the Amendments to the 1971 Indenture and (ii) authority pursuant to Section 12(e) of the Act and Rule 62 to solicit consents with respect to the Amendments from holders of two outstanding series of debentures under the 1971 Indenture. The two series are the 5-3/4% Debentures Due August 1, 2003 and the 6-5/8% Debentures Due December 1, 2013. The two series will be referred to collectively as the "Debentures" and the holders of the Debentures as "Debentureholders".

      A consent solicitation statement and accompanying materials will be mailed or hand delivered to Debentureholders. Debentureholders of 66 2/3% in principal amount of each series of Debentures must consent to the Amendments (and not have revoked their consents) in order for them to become effective.
If the required number of consents are received and the other conditions to the solicitation are satisfied, the Company will pay a consent fee to each Debentureholder who has delivered a valid consent before the expiration date set by the Company.
The 1971 Indenture and the text of a proposed Twentieth Supplemental Indenture to the 1971 Indenture effecting the Amendments have been filed as exhibits to the Declaration.

      The Company also currently has outstanding debt securities under an Indenture dated as of April 1, 1995 between the Company and United States Trust Company of New York, as Trustee (the "1995 Indenture"). The Company would agree for the benefit of the Debentureholders in the Twentieth Supplemental Indenture that it will (i) comply with all covenants and restrictions in the 1995 Indenture and (ii) not issue any additional debentures under the 1971 Indenture.

      The implementation of the Amendments is hereinafter referred to collectively as the "Proposed Transaction."

	In connection with this opinion letter, I have examined originals or copies certified or otherwise identified to my satisfaction of such corporate records of the Company and other documents and representations as I have deemed necessary in order to render the opinions hereinafter set forth. In such examination, I have assumed the genuineness of all signatures and the authenticity of all documents submitted to me as copies.

	The opinions expressed below with respect to the Proposed
Transaction are subject to the following further assumptions and conditions:

           a. The Proposed Transaction shall have been duly authorized and approved, to the extent required by the governing documents and applicable state law, by the Board of Directors of the Company or other appropriate governing body proposing to engage in the Proposed Transaction.

           b. All required approvals, authorizations, and consents of, and all filings and registrations with, all applicable federal and state commissions and regulatory authorities with respect to the Proposed Transaction shall have been obtained or made, as the case may be.

           c. The Commission shall have duly entered appropriate orders with respect to the Proposed Transaction and the authority of solicit consents of the Debentureholders as described in the Declaration, including granting and permitting the Declaration to become effective under the Act and the rules and regulations thereunder.

	Based on such examination and relying thereon, I am of the opinion that when the Commission shall have permitted the Declaration as amended to become effective by order, all requisite action will have been taken by the Company, except the actual carrying out thereof.

	In the event the Proposed Transaction is consummated in accordance with the Declaration, I am of the opinion that:

    1. All state laws applicable to the Proposed Transaction will have been complied with;

    2.   The Company will be validly organized and duly existing;


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    3.   The Debentures as modified by the Amendments will
         continue to be valid and binding obligations of the Company in accordance with their terms; and

    4. The consummation of the Proposed Transaction will not violate the legal rights of the holders of any securities issued by the Company or any associate company thereof.

	I hereby consent to the use of this opinion in connection with the Declaration.


							Very truly yours,




							N. F. Chandler
							Attorney


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